As filed with the Securities and Exchange Commission on ______, 2010

                                                Commission File No. 333-161895

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A
                                 Amendment No. 4

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                          SYNERGY RESOURCES CORPORATION
                   -----------------------------------------
               (Exact name of registrant as specified in charter)

          Colorado                         1311                  20-2835920
    --------------------        -------------------------    ------------------
(State or other jurisdiction    (Primary Standard Classi-       (IRS Employer
     of incorporation)            fication Code Number)          I.D. Number)

                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073
                       ---------------------------------
         (Address and telephone number of principal executive offices)

                                20203 Highway 60
                              Platteville, CO 80651
              ----------------------------- ----------------------
(Address of principal place of business or intended principal place of business)

                              William E. Scaff, Jr.
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073
                 ----------------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]


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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]             Accelerated filer   [  ]

       Non-accelerated filer     [  ]             Smaller reporting company  [X]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

Title of each                         Proposed    Proposed
 Class of                             Maximum     Maximum
Securities              Securities    Offering    Aggregate      Amount of
   to be                   to be      Price Per   Offering     Registration
Registered              Registered    Share (1)    Price           Fee
----------              ----------    ---------   ---------    ------------

Common Stock (2)        18,246,932       $1.14   $17,276,926
Series A Warrants (4)    1,038,000       $0.01        10,380
Common Stock (5)         1,038,000       $1.14     1,183,320       $1,228
                                                ------------

(1) Offering price computed in accordance with Rule 457.

(2) Shares of common stock offered by selling shareholders, including shares issuable upon exercise of Series A warrants, Series B warrants, and options.

(3) Series A warrants held by the selling shareholders on the date this registration statement was first filed with the Securities and Exchange Commission.

(4) Series A Warrants to be issued to shareholders owning registrant's shares of common stock on September 9, 2008.

(5) Shares of common stock to be issued upon the exercise of Series A warrants.



      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                        $  1,229
         Blue Sky Fees and Expenses                               1,000
         Printing Expenses                                        1,000
         Legal Fees and Expenses                                 30,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   1,771
                                                              ---------
                  TOTAL                                         $45,000
                                                                =======

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors The Colorado Business Corporation provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

                                                                         Note
                                                                      Reference
                                                                      ---------

      In May 2005, the Company issued 600,000 shares of
common stock to Raymond  McElhaney and Bill Conrad, its
two officers and directors, and 30,000 shares to a group
of private investors for cash of $6,300.                                  A

      In June 2005, the Company sold 250,000 shares to an
investor for cash of $5,000 and issued 6,000 shares to
another person in exchange for a 2% working interest in an
oil and gas prospect, valued at $6,000.                                   A

      Between August 2005 and June 2006 the Company sold
212,000 shares of common stock to 21 persons for $424,000.
The shares were purchased by individuals or entities that
were friends, relatives or business contacts of the founders
of the Company.                                                           B


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


      On September 21, 2006 the Company issued 20,000 shares
of common stock, valued at $50,000, as well as a promissory
note in the principal amount of $200,000 to Prospector Capital
Inc. in partial payment for an oil and gas property. The
promissory note was converted on December 31, 2006 into 40,000
shares of common stock.                                                   B

      Between February 2007 and April 2007 the Company sold
33,000 shares of common stock to eight persons for $165,000.              B

      On September 10, 2008 the Company acquired approximately
89% of the outstanding shares of Synergy Resources Corporation in exchange for 8,882,500 shares of the Company's common stock and 1,042,500 Series A warrants. On December 19, 2008 the
Company acquired the remaining shares of Synergy for 1,077,500 shares of the Company's common stock and 1,017,500 Series A
warrants. All but three of the Synergy shareholders were
accredited investors.                                                     C

      Between December 8, 2008 and June 30, 2009, the Company
sold Units to 1,000,000 investors in a private offering at a price of $3.00 per unit. Each unit consisted of two shares of the Company's common stock, one Series A warrant and one Series
B warrant. The Company agreed to pay sales agents participating in the private offering a commission of up to 10% of the amount the sales agents raised in this offering. The Company also
agreed to issue to selected sales agents one Sales Agent warrant
for each five Units sold by the selected sales agents.                    C

A. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the issuance of these shares. Share numbers are post-split.

B. The Company relied on the exemption from registration provided by Rule 504 of the Securities and Exchange Commission in connection with the sale of these shares. The Company did not engage in any general solicitation or advertising. The shares which were sold or issued were restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission. No commission or other form of remuneration was given to any person in connection with the issuance of these shares. Share numbers are post-split.

C. The Company relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the acquisition of Synergy. The Company paid a commission to Scottsdale Capital Advisors in connection with the sale of the units.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibits                                        Page Number
--------                                        -----------

3.1.1 Articles of Incorporation                     (1)

3.1.2 Amendment to Articles of Incorporation        (2)

3.1.2 Bylaws                                        (1)

5. Opinion of Counsel ___

10.1  Employment Agreement with Ed Holloway         (2)

10.2  Employment Agreement with William E.
      Scaff, Jr.                                    (2)

10.4  Agreement regarding Conflicting Interest
      Transactions                                  (2)

10.5  Letter agreement regarding acquisition of
      oil and gas properties from Petroleum
      Management                                    (2)

10.6  Agreement with Energy Capital, LLC            (2)

14. Code of Ethics (2)

23.1   Consent of Hart & Trinen                     ___

23.2   Consents of Stark Winter Schenkein & Co., LLP___


(1) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form SB-2, File #333-146561.

(2) Incorporated by reference to the same exhibit filed with the Company's transition report on Form 10-K for the period ended August 31, 2008.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 11th day of January 2010.


                                    SYNERGY RESOURCES CORPORATION


                                 By:     /s/ Ed Holloway
                                         -------------------------------------
                                         Ed Holloway, President


                                 By:     /s/ Frank L. Jennings
                                         -------------------------------------
                                         Frank L. Jennings, Principal Financial
                                         Officer and Principal Accounting
                                         Officer

       In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                     Date

/s/ Ed Holloway                     Director              January 11, 2010
----------------------
Ed Holloway

/s/ William E. Scaff, Jr.           Director              January 11, 2010
----------------------
William E. Scaff, Jr.

/s/ Benjamin Barton                 Director              January 11, 2010
----------------------
Benjamin Barton

                                    Director
----------------------
Rick Wilber

/s/ Raymond E. McElhaney            Director              January 11, 2010
----------------------
Raymond E. McElhaney

                                    Director
----------------------
Bill M. Conrad

/s/ R.W. Noffsinger, III            Director              January 11, 2010
----------------------
R.W. Noffsinger, III

                                    EXHIBITS


                          SYNERGY RESOURCES CORPORATION

                       REGISTRATION STATEMENT ON FORM S-1

                                 AMENDMENT NO. 4






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